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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.      )*

Helicos Biosciences Corporation
(Name of Issuer)
Common Stock, $0.001 par value
(Title of Class of Securities)
42326R109
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 21 pages

CUSIP No.	42326R109	13G	Page	2	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Fund V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 2 of 21 pages

CUSIP No.	42326R109	13G	Page	3	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Entrepreneurs’ Fund V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 3 of 21 pages

CUSIP No.	42326R109	13G	Page	4	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 4 of 21 pages

CUSIP No.	42326R109	13G	Page	5	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Entrepreneurs’ Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 5 of 21 pages

CUSIP No.	42326R109	13G	Page	6	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Fund VI GmbH & Co. KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Germany

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 6 of 21 pages

CUSIP No.	42326R109	13G	Page	7	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Associates V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 7 of 21 pages

CUSIP No.	42326R109	13G	Page	8	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Associates VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 8 of 21 pages

CUSIP No.	42326R109	13G	Page	9	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Associates V, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Page 9 of 21 pages

CUSIP No.	42326R109	13G	Page	10	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Atlas Venture Associates VI, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Page 10 of 21 pages

CUSIP No.	42326R109	13G	Page	11	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Axel Bichara

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Germany

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 11 of 21 pages

CUSIP No.	42326R109	13G	Page	12	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jean-Francois Formela

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

France

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 12 of 21 pages

CUSIP No.	42326R109	13G	Page	13	of	21	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Christopher Spray

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United Kingdom

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,987,766 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,987,766 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,987,766 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 13 of 21 pages

Schedule 13G
Item 1(a).	Name of Issuer: Helicos Biosciences Corporation.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

One Kendall Square, Building 700, Cambridge, MA 02139

Item 2(a).	Name of Person Filing:

Atlas Venture Fund V, L.P. (“Atlas V”), Atlas Venture Entrepreneurs’ Fund V, L.P. (“AVE V” and together with Atlas V, the “Atlas V Funds”), Atlas Venture Fund VI, L.P. (“Atlas VI”), Atlas Venture Entrepreneurs’ Fund VI, L.P. (“AVE VI”), Atlas Venture Fund VI GmbH & Co. KG (“Atlas VI GmbH”), Atlas Venture Associates V, L.P. (“AVA V LP”), Atlas Venture Associates V, Inc. (“AVA V Inc.”), Atlas Venture Associates VI, L.P. (“AVA VI LP”), Atlas Venture Associates VI, Inc. (“AVA VI Inc.”), Axel Bichara (“Bichara”), Jean-Francois Formela (“Formela”) and Christopher Spray (“Spray”). Atlas V, AVE V, Atlas VI, AVE VI and Atlas VI GmbH are referred to individually herein as a “Fund” and collectively as the “Funds”. The persons and entities named in this Item 2(a) are referred to individually herein as a “Filing Person” and collectively as the “Filing Persons”.

AVA V Inc. is the sole general partner of AVA V LP. AVA V LP is the sole general partner of the Atlas V Funds. Messrs. Bichara, Formela and Spray are directors of AVA V Inc.

AVA VI Inc. is the sole general partner of AVA VI LP. AVA VI LP is the sole general partner of Atlas VI and AVE VI and the managing limited partner of Atlas VI GmbH. Messrs. Bichara, Formela and Spray are directors of AVA VI Inc.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business office of each of the Filing Persons is:
890 Winter Street, Suite 320
Waltham, MA 02451
Item 2(c).	Citizenship: Atlas V, AVE V, Atlas VI, AVE VI, AVA V LP and AVA VI LP is each a limited partnership formed under the laws of the State of Delaware. AVA V Inc. and AVA VI Inc. is each a corporation formed under the laws of the State of Delaware. Atlas VI GmbH is a limited partnership formed under the laws of Germany. Mr. Bichara is a citizen of Germany. Mr. Formela is a citizen of France. Mr. Spray is a citizen of the United Kingdom.

Item 2(d).	Title of Class of Securities: Common Stock, $0.001 par value per share (the “Common Stock”).

Item 2(e).	CUSIP Number: 42326R109

Page 14 of 21 pages

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned: Atlas V is the record holder of 1,179,382 shares of Common Stock as of December 31, 2007 (the “Atlas V Shares”). AVE V is the record holder of 15,724 shares of Common Stock as of December 31, 2007 (the “AVE V Shares”). Atlas VI is the record holder of 1,709,104 shares of Common Stock as of December 31, 2007 (the “Atlas VI Shares”). AVE VI is the record holder of 52,264 shares of Common Stock as of December 31, 2007 (the “AVE VI Shares”). Atlas VI GmbH is the record holder of 31,292 shares of Common Stock as of December 31, 2007 (the “Atlas VI GmbH Shares”). By virtue of their relationship as affiliated limited partnerships, each Fund may be deemed to share the power to direct the disposition of and vote the Atlas V Shares, the AVE V Shares, the Atlas VI Shares, the AVE VI Shares and the Atlas VI GmbH Shares for an aggregate of 2,987,766 shares of Common Stock (the “Record Shares”). As general partner or managing limited partner, as the case my be, of certain of the Funds, and by virtue of the Funds relationship as affiliated limited partnerships, AVA V LP and AVA VI LP may also be deemed to beneficially own the Record Shares. As the general partner of AVA V LP and AVA VI LP respectively, AVA V Inc. and AVA VI Inc. may also be deemed to beneficially own the Record Shares. In their capacities as directors of AVA V Inc. and AVA VI Inc. each of Messrs. Bichara, Formela and Spray may be deemed to beneficially own the Record Shares.

Each Filing Person disclaims beneficial ownership of the Record Shares except for such shares, if any, such Filing Person holds of record.

(b)	Percent of Class:

Each Filing Person: 14.25%

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote:

0

(ii)	shared power to vote or to direct the vote:

2,987,766 for each Filing Person

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

Page 15 of 21 pages

2,987,766 for each Filing Person
Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable. The Filing Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 16 of 21 pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 1, 2008

*
Axel Bichara

*
Jean-Francois Formela

*
Christopher Spray

Atlas Venture Fund V, L.P. Atlas Venture Entrepreneurs’ Fund V, L.P. By: Atlas Venture Associates V, L.P. their general partner By: Atlas Venture Associates V, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates V, L.P. By: Atlas Venture Associates V, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates V, Inc.
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Page 17 of 21 pages

Atlas Venture Fund VI, L.P. Atlas Venture Entrepreneurs’ Fund VI, L.P. By: Atlas Venture Associates VI, L.P. their general partner By: Atlas Venture Associates VI, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Fund VI GmbH & Co. KG By: Atlas Venture Associates VI, L.P. Its managing limited partner By: Atlas Venture Associates VI, Inc. Its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates VI, L.P. By: Atlas Venture Associates VI, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates VI, Inc.
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

*By:	/s/ Jeanne Larkin Henry
By Jeanne Larkin Henry in her
Individual capacity and as Attorney-in-Fact

Page 18 of 21 pages

Exhibit 1
AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Helicos Biosciences Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Dated: February 1, 2008

*
Axel Bichara

*
Jean-Francois Formela

*
Christopher Spray

Atlas Venture Fund V, L.P. Atlas Venture Entrepreneurs’ Fund V, L.P. By: Atlas Venture Associates V, L.P. their general partner By: Atlas Venture Associates V, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates V, L.P. By: Atlas Venture Associates V, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates V, Inc.
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Page 19 of 21 pages

Atlas Venture Fund VI, L.P. Atlas Venture Entrepreneurs’ Fund VI, L.P. By: Atlas Venture Associates VI, L.P. their general partner By: Atlas Venture Associates VI, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Fund VI GmbH & Co. KG By: Atlas Venture Associates VI, L.P. Its managing limited partner By: Atlas Venture Associates VI, Inc. Its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates VI, L.P. By: Atlas Venture Associates VI, Inc. its general partner
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

Atlas Venture Associates VI, Inc.
By:	*
	Name:	Jeanne Larkin Henry
	Title:	Vice-President

*By:	/s/ Jeanne Larkin Henry
By Jeanne Larkin Henry in her
Individual capacity and as Attorney-in-Fact

Page 20 of 21 pages

Exhibit 2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs’ Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Atlas Venture Fund IV, L.P., Atlas Venture Entrepreneurs’ Fund IV, L.P., Atlas Venture Parallel Fund IV-A, C.V., Atlas Venture Parallel Fund IV-B, C.V., Atlas Venture Associates IV, L.P., Atlas Venture Associates IV, Inc., Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs’ Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc., Atlas Venture Fund VI, L.P., Atlas Venture Entrepreneurs’ Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG, Atlas Venture Associates VI, L.P. and Atlas Venture Associates VI, Inc. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2005.

/s/ Axel Bichara
Axel Bichara

/s/ Jean-Francois Formela
Jean-Francois Formela

/s/ Christopher Spray
Christopher Spray

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